Exhibit 10.1

CONSOL ENERGY INC. (the “Company”)

NOTICE OF ANNUAL STOCK AWARD

Name of Grantee:

Date of Award:         May 4, 2021

Number of Shares:

Dear ,

As part of your annual compensation as a non-employee director of Consol Energy Inc. (the “Company”) he Board of Directors (“Board”) authorized an annual stock award in the form of a restricted stock unit award (“RSU”). The award covers the shares set forth above and is subject to certain terms and conditions described below. By authorizing this award the Company wants to thank you for your service to the Company.

The terms and conditions (“Terms and Conditions”) pursuant to which the RSU award was made are set forth in Schedule A (“Schedule A”) , attached hereto and made a part hereof. Please familiarize yourself with these terms, which include provisions relating to vesting, termination of service with the company and the company’s right to recoupment.

The shares under your RSU will generally be issued to you on the first anniversary of the grant date or as soon as practicable thereafter, subject to any deferral election you may have completed.

By accepting this award, you acknowledge and agree to comply with the Terms and Conditions. Please sign this Notice of RSU Award and return the signed copy to Sue Modispacher.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice of RSU Award and Terms and Conditions.

CONSOL ENERGY, INC.

BY: _________________

GRANTEE:

_____________________

SCHEDULE A

NON-EMPLOYEE DIRECTOR ANNUAL EQUITY AWARD TERMS AND CONDITIONS

1.

Terms and Conditions: This grant of service-based restricted stock units is made under the CONSOL Energy, Inc. 2020 Omnibus Performance Incentive Plan (the “Plan”) and is subject in all respects to the terms of the Plan. All terms of the Plan are hereby incorporated into these terms and conditions (the “Terms and Conditions”) by reference. In the event of a conflict between one or more provisions of these Terms and Conditions and one or more provisions of the Plan, the provisions of the Plan shall govern. Each capitalized term not defined herein has the meaning assigned to such term in the Plan.

2.

Confirmation of Grant: Effective as May 4, 2021 (the “Award Date”), CONSOL Energy, Inc. (the “Company”) granted the Non-Employee Director whose name is set forth in the notice of grant (the “Grantee”) time-based Restricted Stock Units with respect to a specified number of shares of Common Stock as set forth in the Grantee’s notice of grant (the “RSUs”) with an estimated value of $150,000 (and $300,000 for the Board Chair), based on the closing price of the Company Common Stock on May 4, 2021. By accepting the RSUs, the Grantee acknowledges and agrees that the RSUs are subject to the Terms and Conditions and the terms of the Plan.

3.	Stockholder Rights:

a.

Except as provided in Section 3(b) below, the Grantee will not have any stockholder rights or privileges (including voting rights) with respect to the shares of Common Stock subject to the RSUs until such shares of Common Stock vest and are actually issued and registered in the Grantee’s name in the Company’s books and records.

b.

If the Company declares a cash dividend on its shares of Common Stock, on the payment date of the dividend, the Grantee shall be credited with dividend equivalents equal to the amount of such cash dividend per share of Common Stock multiplied by the number of shares of Common Stock subject to the RSUs. The dividend equivalents will be subject to the same terms regarding vesting and forfeiture as the RSUs and will be paid in cash at the times that the corresponding shares of Common Stock associated with the RSUs are delivered (or forfeited at the time that the RSUs are forfeited). The Grantee shall be responsible for any tax liability associated with any cash payments in accordance with Section 10 below.

4.

Automatic Forfeiture: The RSUs (including any RSUs that have vested but not yet been settled) will automatically be forfeited and all rights of the Grantee to the RSUs shall terminate under any of the following circumstances:

a.	The Grantee’s service with the Company as a Non-employee Director is terminated by the Company for Cause.

b.	The Committee requires recoupment of the RSUs in accordance with any recoupment policy adopted or amended by the Company from time to time or in accordance with the Plan.

5.	Transferability: The RSUs shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed.

6.

Vesting: The RSUs shall vest in full on the first anniversary date of the Award Date, provided that the Grantee continues to serve as a Non-Employee Director with the Company through such date. In the event the Grantee ceases to be a Non-Employee Director for any reason before the first anniversary of the Award Date other than as described in Sections 4 and 7, a number of the RSUs (rounded up to the nearest whole number) awarded to the Grantee shall become vested on a pro rata basis equal to the total number of RSUs granted on the Award Date, multiplied by a fraction the numerator of which is equal to the number of full months that have elapsed from the Award Date and the denominator of which is 12, and any remaining portion of the RSUs shall be forfeited and, the vested RSUs shall be settled as described in Section 9 below.

7.

Termination of Service: If, prior to the first anniversary of the Award Date, (i) the Grantee’s service with the Company is terminated by reason of death or Disability (as defined below), the RSUs shall become vested in full and settled as described in Section 9 below. For purposes of these Terms and Conditions “Disability” means permanently and totally disabled in accordance with Section 409A of the Internal Revenue Code.

8.

Change in Control: In the event of a Change in Control prior to the first anniversary of the Award Date, the RSUs shall become vested in full and settled as described in Section 9 below; provided, however, in the event that, following a Change in Control in which the RSUs are assumed, the RSUs shall continue to vest based on the one-year vesting schedule.

9.

Settlement: Any RSUs not previously forfeited shall be settled by delivery of one share of Common Stock for each RSU being settled. The RSUs shall be settled as soon as practicable after the applicable vesting date or deferral date, if a deferral election was made by the Grantee, (including without limitation for this purpose vesting upon the Grantee’s termination of service as provided in Section 7 and 8), but in no event later than 60 days after the applicable vesting date. Notwithstanding the foregoing, to the extent that the RSUs are subject to Section 409A of the Internal Revenue Code, all such payments shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code, including application of the six month settlement delay for any specified employee (as defined in Section 409A of the Internal Revenue Code) in the event of vesting as a result of a separation from service (as defined in Section 409A of the Internal Revenue Code).

10.

Tax Withholding: The Grantee as a Non-Employee Director is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the RSUs, and as such the Company has no withholding obligation associated with the vested RSUs.

11.

No Right to Continued Service: The Grantee understands and agrees that these Terms and Conditions do not impact the right of the Company or any of its affiliates retaining the Grantee to terminate or change the terms of the Grantee’s service with the Company.

12.	Captions: Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of these Terms and Conditions.

13.

Severability: In the event that any provision in these Terms and Conditions shall be held invalid or unenforceable for any reason, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of these Terms and Conditions.